EXPENSE LIMITATION AGREEMENT

between

LEEWARD INVESTMENT TRUST

and

CHANDLER ASSET MANAGEMENT, INC.

and

THE NOTTINGHAM COMPANY

and

NOTTINGHAM SHAREHOLDER SERVICES
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INDEX

1.	EXPENSE LIMITATION	pg 3
2.	TERM AND TERMINATION	pg 5
3.	MISCELLANEOUS	pg 5

APPENDIX A		pg 8

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EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT ("Agreement") is made and entered into effective as this 1st day of September, 2016 by and between LEEWARD INVESTMENT TRUST, a Delaware statutory trust (the "Trust"), on behalf of its series, the Ultra Short Government Fund and the Ultra Short Prime Fund (the "Fund(s)"), THE NOTTINGHAM COMPANY, a North Carolina Corporation (the "Administrator"), NOTTINGHAM SHAREHOLDER SERVICES, a North Carolina Limited Liability Company (the "Transfer Agent"), and CHANDLER ASSET MANAGEMENT, INC., a California corporation (the "Advisor").
WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust ("Trust Instrument") and is registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company; and
WHEREAS, each Fund is a series of the Trust; and
WHEREAS, the Funds and the Advisor have entered into an Investment Advisory Agreement dated September 1, 2016 ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Fund(s); and
WHEREAS, the Fund(s), the Administrator, the Transfer Agent, and the Advisor (each a "Party" and, together, the "Parties") have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Fund(s), and, therefore, have entered into this Agreement, in order to maintain the Fund(s)' expense ratios within the Operating Expense Limit, as defined below;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	EXPENSE LIMITATION
(a)	Defined Expense Limits. Each Fund has set an "Operating Expense Limit," outlined below and stated in Appendix A.
"Operating Expenses" shall be defined as the aggregate expenses of every character, including, but not limited to, investment advisory fees of the Advisor, fees and expenses, but excluding those expenses and other expenditures which are capitalized in accordance with generally accepted accounting principles, acquired fund fees and expenses, other extraordinary expenses not incurred in the ordinary course of each Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940) incurred by each Fund in any fiscal year. These Operating Expenses are typically shown on the financial statements of each Fund and are classified as the Fund Operating Expenses.
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(b)
Due from Party Reimbursement. To the extent that each Fund's Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(c) below, the amount in excess shall be referred to as the "Excess Amount."

Together, in various proportions, the Parties shall be separately liable to each Fund for any Excess Amount. 40% of the Excess Amount shall be the liability of the Administrator and the Transfer Agent, allocated between the two as those two Parties agree, and 60% of such Excess Amount shall be the liability of the Advisor.  Under no circumstances shall any Party be liable for another Party's allocated portion under this Section.
Notwithstanding the foregoing, the Parties agree that the Advisor's monthly liability, as defined in Section 1(d), ends upon the complete waiver or reduction of its fees under the Advisory Agreement. Thereafter, the Administrator and the Transfer Agent's monthly proportion of liability for the Excess Amount becomes 100%, allocated between the two as those two Parties agree.

Marketing expenses are specifically excluded as being deemed a liability of any party other than the Administrator, Transfer Agent, or the Advisor. In determining the Fund Operating Expenses, expenses that each Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Administrator, Transfer Agent, or the Advisor.
(c)
Expense Limit Calculation.  For each Fund, the maximum "Operating Expense Limit" in any year shall be calculated as a percentage of the average daily net assets of that Fund, as enumerated in Appendix A. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in that Fund's Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include the Operating Expenses of that Fund.

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(d)
Method of Computation.  To determine the Parties' liability with respect to the Excess Amount, each month the Funds' Operating Expenses shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of a Fund, the Administrator, Transfer Agent, and/or the Advisor shall waive or reduce their respective fees for such month, in proportions dictated by Section 1(b) herein, by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.

If the amount of the waived or reduced fee for any such month is insufficient to pay the Excess Amount, the Administrator and Transfer Agent shall also remit to that Fund an amount that, together with the waived or reduced fees, is sufficient to pay such Excess Amount.
(e)
Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by the Administrator, Transfer Agent, and/or the Advisor to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

The liability for any year-end adjustment shall follow the calculation laid out in Sections 1(b) and 1(d) herein. Namely, the Administrator and Transfer Agent shall be responsible for 40%, as allocated between them, and the Advisor shall be responsible for 60%. In the event that the Advisor waives or reduces its fee entirely, 100% of any remaining liability for the year-end adjustment falls on the Administrator or Transfer Agent.

2.	TERM AND TERMINATION
This Agreement shall continue in effect until October 31, 2017 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or "interested persons" of the Trust, as defined in the Investment Company Act of 1940, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Administrator, Transfer Agent, or the Advisor upon thirty days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period. In addition, this Agreement shall terminate with respect to each Fund upon termination of that Fund's Administration, Transfer Agency, and/or Advisory Agreement.
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3.	MISCELLANEOUS
(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.
(b)
Interpretation.  Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust's Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or any Fund.

(c)
Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the Investment Company Act of 1940.

[Signatures on Following Page]
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[Signature Page to Expense Limitation Agreement]

REPRESENTATION OF SIGNATORIES.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

LEEWARD INVESTMENT TRUST
On behalf of the:
Ultra Short Government Fund and Ultra Short Prime Fund

By:  /s/ Theo Pitt,  Jr.
Name:  Theo Pitt
Title:  Chairman

CHANDLER ASSET MANAGEMENT, INC.

By:  /s/ Nicole Dragoo
Name:  Nicole Dragoo
Title:  COO/CCO

THE NOTTINGHAM COMPANY

By: /s/ Katherine M. Honey
Name:  Kate Honey
Title:  Executive Vice President
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NOTTINGHAM SHAREHOLDER SERVICES

By:  /s/ Joy Carawan
 Name:  Joy Carawan
Title:  Mangaing Member
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EXPENSE LIMITATION AGREEMENT
Appendix A
OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
Ultra Short Government Fund	0.145%
Ultra Short Prime Fund	0.165%

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